As filed with the Securities and Exchange Commission on June 8, 2012

Registration No. [—]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Five Greenwich Office Park

Greenwich, Connecticut 06831

(Address of principal executive offices and zip code)

United Rentals, Inc.

Amended and Restated 2010 Long Term Incentive Plan

(Full title of the plan)

Jonathan M. Gottsegen, Esq.

Senior Vice President, General Counsel and Secretary

Five Greenwich Office Park

Greenwich, Connecticut 06831

(203) 622-3131

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Andrew D. Soussloff, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	3,100,000	$34.51	$106,981,000.00	$12,260.02

(1)	This Registration Statement covers, in addition to the number of shares of United Rentals, Inc. common stock, par value $0.01 per share (“Common Stock”) stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights which by reason of certain events specified in the United Rentals, Inc. Amended and Restated 2010 Long Term Incentive Plan (the “Plan”) may become subject to the Plan. The number of shares of Common Stock covered by this Registration Statement represent additional shares that have been added to the shares available for issuance under the Plan, as approved by United Rentals, Inc. shareholders on June 8, 2012.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on June 7, 2012.

EXPLANATORY NOTE

This Registration Statement is filed by United Rentals, Inc. (“United Rentals” or the “Registrant”) to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Part I of Form S-8. United Rentals will deliver the documents containing the information specified in Part I to the participants in the Plan, as required by Rule 428(b)(1). United Rentals is not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

United Rentals filed a Registration Statement on Form S-8 relating to the Plan with the Commission on May 11, 2010 (Registration No. 333-166743), the contents of which are incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Jonathan M. Gottsegen, Esq., General Counsel of the Registrant. As of June 7, 2012, Mr. Gottsegen owned 7,457 shares of the Registrant’s Common Stock, held 19,551 restricted stock units to be settled in the Registrant’s Common Stock and held options to purchase 13,333 shares of the Registrant’s Common Stock, none of which are currently exercisable.

Item 8.	Exhibits.

See the Exhibit Index attached hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 8th day of June, 2012.

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen

Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Jonathan M. Gottsegen and William B. Plummer as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 8th day of June, 2012 by the following persons in the capacities indicated.

Signature	Title

/s/ Jenne K. Britel Jenne K. Britell	Chairman

/s/ José B. Alvarez José B. Alvarez	Director

/s/ Bobby J. Griffin Bobby J. Griffin	Director

/s/ Singleton B. McAllister Singleton B. McAllister	Director

/s/ Brian D. McAuley Brian D. McAuley	Director

/s/ John S. McKinney John S. McKinney	Director

/s/ Jason D. Papastavrou Jason D. Papastavrou	Director

/s/ Filippo Passerini Filippo Passerini	Director

/s/ Keith Wimbush Keith Wimbush	Director

/s/ Pierre E. Leroy Pierre E. Leroy	Director

/s/ James H. Ozanne James H. Ozanne	Director

/s/ Donald C. Roof Donald C. Roof	Director

/s/ Michael J. Kneeland Michael J. Kneeland	Director and Chief Executive Officer (Principal Executive Officer)

/s/ William B. Plummer William B. Plummer	Chief Financial Officer (Principal Financial Officer)

/s/ John J. Fahey John J. Fahey	Vice President, Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

4.1	United Rentals, Inc. Amended and Restated 2010 Long Term Incentive Plan(1)

5.1	Opinion of Jonathan M. Gottsegen, Esq.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jonathan M. Gottsegen, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)     Previously filed with the Commission as Appendix B to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on May 7, 2012 for the fiscal year ended December 31, 2011 and incorporated herein by this reference.